THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD WITHOUT RESTRICTIONS OR VOLUME LIMITATIONS PURSUANT TO RULE 144, OR
(III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON THE THIRD ANNIVERSARY OF THE DATE OF ISSUANCE (the "EXPIRATION DATE").

Date of issuance December 2nd, 2014 **Expiration date December 2nd, 2017**

Q LOTUS HOLDINGS, INC.

WARRANT TO PURCHASE SHARES OF Q LOTUS HOLDINGS INC. COMMON STOCK

For VALUE RECEIVED, JTG Holdings, LLC ("Warrantholder"), is entitled to purchase shares of Q Lotus Holdings Inc. common stock, subject to the provisions of this Warrant, from Q Lotus Holdings, Inc., a Nevada corporation ("Company"), this warrant can be exercise 90 days after the date of issuance December 2nd, 2014 (the "Date of Issuance") but at no event not later than 5:00 P.M., Eastern time, on December 2nd, 2017 (the "Expiration Date"), at an exercise price per share for the number of warrant shares determined by dividing the average closing price from the immediate preceding 10 days into $175,000. (the exercise price in effect being herein called the "Warrant Price").

Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3. Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time from and after 90 days after the Issuance Date and not later than 5:00 P.M., Eastern time, on the Expiration Date upon surrender of the Warrant. The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been duly surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Exercise Form shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Form, shall be delivered promptly to the Warrantholder after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Warrantholder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, "business day" means a day, other than a Saturday, Sunday or holiday, on which banks in New York City are open for the general transaction of business.

Section 4. Compliance with the Securities Act of 1933. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 10, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising

Warrantholder an amount in cash equal to the Fair Market Value of such fractional share of Common Stock on the date of exercise.

Section 8. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 9. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 10. Identity of Transfer Agent. The Transfer Agent for the Common Stock is **Pacific Stock Transfer.** Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 11. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the seventh day after such notice is deposited in first class mail, postage prepaid, and (ii) if given by an nationally recognized overnight air courier, then such notice shall be deemed given upon delivery to the intended recipient. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company's books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days' advance written notice to the other:

If to the Company:

Q Lotus Holdings, Inc.
20 N Wacker Drive Suite 4120
Chicago, IL 60606
Attention: Gary Rosenberg
E-Mail: GRosenberg@Qlotusinc.com
Phone: (312) 379-1800

Section 12. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 13. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 14. No Rights as Stockholder. Prior to the exercise of this Warrant in accordance with Sections 3 or 4 hereof, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 15. Amendment; Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Warrantholder and the Company. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon the Warrantholder (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.

Section 16. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the December 2nd, 2014.

Q LOTUS HOLDINGS, INC.

By: Gary A Rosenberg
Chairman and CEO